      							OMB Number	3235-0287
								Expires:	December 31, 2001
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								hours per response			0.5
FORM 4
/  /	Check this box if no longer
	subject to Section 16.  Form 4 or
	Form 5 obligations may continue.
	See Instruction 1(b).

				U.S. SECURITIES AND EXCHANGE COMMISSION
						Washington, D. C. 20549
				STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP


	Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the Public Utility Holding Company Act of 1935 or
Section 30(f) of the Investment Company Act of 1940


(Print or Type Responses)

1.	Name and Address of Reporting Person *
<<	Westcliff Capital Management, LLC   >>
	(Last) (First) (Middle)
<<	200 Seventh Avenue, Suite 105, Santa Cruz, CA  95062  >>
	(Street), (City) (State) (Zip)

2.	Issuer Name and Ticker or Trading Symbol

<<	Huntway Refining Company (HWY)  >>

3.	IRS or Social Security Number of Reporting Person (Voluntary)
________

4.	Statement for Month/Year
<<	7-99  >>

5.	If Amendment, Date of Original (Month/Year)	___________

6.	Relationship of reporting person to issuer
	(Check all applicable)

<<	____ Director			XXX 10% Owner  >>

	____ Officer (give		____ Other (specify
          title below)			  below)
			______________________

7.	Individual or Joint/Group Filing (Check Applicable line)

<<	XXX Form filed by one Reporting Person  >>

	____ Form filed by More than One Reporting Person

FORM 4 (continued)							Page 2 of 4 Pages

Table I -	Non-Derivative Securities Acquired, Disposed of,
		or Beneficially Owned

1.	Title of Security (Instr. 3)

<<	Common Stock  >>

2.	Transaction Date (Month/Day/Year)
<<	7-6-99  >>

3.	Transaction Code (Instr. 8)

	Code				V

<<	J(1)				____   >>

4.	Securities Acquired (A) or Disposed of (D) (Instr. 3, 4 and 5)

	Amount			(A) or (D)			Price

<<	237,355				D			  N/A  >>

5.	Amount of Securities Beneficially Owned at End of Month
	(Inst. 3 and 4)

<<	472,267  >>

6.	Ownership Form: Direct (D) or Indirect (I) (Instr. 4)

<<	I  >>

7.	Nature of Indirect Beneficial Ownership (Inst. 4)

<<	As General Partner of Limited Partnership  >>

__________________________________________________________________________
_


Reminder:	Report on a separate line for each class of
		securities beneficially owned directly or indirectly.

* If the form is filed by more than one reporting person,
  see Instruction 4(b)(v).							SEC 1474 (3-
99)

FORM 4 (continued)								Page 3 of 4 Pages

Table II -	Derivative Securities Acquired, Disposed of,
		or Beneficially Owned
		(e.g., puts, calls, warrants, options, convertible securities)

1.	Title of Derivative Security (Instr. 3)
	______________________________

2.	Conversion or Exercise Price of Derivative Security
	_________________

3.	Transaction Date (Month/Day/Year)
	______________

4.	Transaction Code (Instr. 8)

	Code  ______		V  ______

5.	Number of Derivative Securities Acquired (A)	or Disposed of (D)
	(Instr. 3, 4, and 5)
	(A)  _____________    (D)  ______________

6.	Date Exercisable and Expiration Date (Month/Day/Year)

	Date Exercisable				Expiration Date
	____________________			________________________

7.	Title and Amount of Securities Underlying Derivative Security
	(Instr. 3 and 4)

	Title __________________________	Amount or Number of Shares
________

8.	Price of Derivative Security (Instr. 5)
	_______________

9.	Number of derivative Securities Beneficially Owned at End of Month
	(Instr. 4)
	_______________

10.	Ownership Form of Derivative Security: Direct (D) or Indirect (I)
	(Instr. 4)
	__________________

11.	Nature of Indirect Beneficial Ownership (Inst. 4)
	_____________________________________________________________________
__________________________________________________________________________
_

FORM 4 (continued)								Page 4 of 4 Pages


Explanation of Responses:

<<  The reporting person has only a pro rata interest in the securities reported and disclaims beneficial ownership of the securities reported except to the extent of the reporting person's pecuniary interest. >>

(1) Limited partners of an investment limited partnership, the general partner of which is the Reporting Person, withdrew from that partnership and received distributions of 237,355 shares of common stock.

						Westcliff Capital Management, LLC

						By:	Richard S. Spencer III, Manager  9-17-
99
							**Signature of Reporting Person   Date


**	Intentional misstatements or omissions of facts constitute
	Federal Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C.
78ff(a).

Note: File three copies of this Form, one of which must be manually signed.
	 If space is insufficient, See Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.

CJR\3804\008\1064083.01